Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made the 30th day of January, 2015 (“Effective Date”), is entered into by Idera Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 167 Sidney Street, Cambridge, MA 02139 (the “Company”), and Robert D. Arbeit M.D., an individual having a place of residence located at 24 Oldham Road West Newton, MA 02465 (the “Consultant”). Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain Services, as defined below, for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1. Services. The Consultant agrees to perform such consulting, advisory, and related services to and for the Company as may be reasonably requested from time to time by the Company (“Service”). Such Services shall be performed at such location, on such days, and at such times as may be reasonably agreed by the Company and the Consultant.

2. Term. This Agreement shall commence on the Effective Date and shall continue until July 31, 2015 (such period being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4.

3. Compensation.

3.1 Consulting Fees. During the Consultation Period, the Consultant shall be entitled to receive one hundred seventy five Dollars ($175) per hour, not to exceed one thousand four hundred Dollars ($1,400) per day and fourteen thousand Dollars ($14,000) per month, of Service actually performed by the Consultant hereunder.

For services performed and billable under this Section 3.1, the Consultant shall submit to the Company monthly statements, in a form substantially the same as that shown in Exhibit A, detailing Services performed for the Company in the previous month. The Company shall pay to the Consultant consulting fees with respect to all Services actually performed and invoiced within 30 days after Company’s receipt of each monthly invoice.

3.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his Services under this Agreement and in accordance with Idera Policy No. 217, which has been previously provided to Consultant and which Consultant acknowledges as having been received. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after Company’s receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $ 1,000 per month without the prior written approval of the Company.

3.3 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges made available to employees of the Company, including, without limitation, social security, unemployment, medical or pension payments.

4. Termination. Each of the Company and the Consultant may terminate the Consultation Period upon 30 days’ prior written notice to the other Party. In the event of such termination, the Consultant shall be entitled to payment for Services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3.2. Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of Section 6 of this Agreement.

5. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property.

6. Inventions, Non-Disclosure, Non-Competition, and Remedies.

6.1 Inventions.

(a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period if directly related to the business of the Company or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below) (collectively referred to as “Inventions”), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized agent to execute, file, prosecute, and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents, and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining, and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(b) The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches,

drawings, and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.2 Non-Disclosure.

(a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with materials and information, whether or not in writing, of a private, secret or confidential nature concerning Idera’s technology, business or financial affairs (collectively, “Confidential information). The Consultant agrees that Confidential Information shall be the exclusive property of the Company. The Consultant further agrees that he will not disclose any Confidential Information to others outside Idera or use the same for any purposes (other than in the performance of the Services) without the prior written approval of the Company, unless and until such Confidential Information has become public knowledge without fault of the Consultant.

(b) The Consultant agrees that all tangible materials, either in paper form or electronic form, containing Confidential Information or copies thereof and all tangible property of the Company in his custody or possession shall be delivered to Idera upon the earlier of (i) a request by the Company, (ii) termination of the Agreement, or (iii) expiration of this Agreement. After such delivery, Consultant shall not retain any such materials or copies thereof or any such tangible property.

(c) The Consultant agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraph 6.2(a), and his obligation to return materials and tangible property set forth in paragraph 6.2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to him in the course of the Company’s business.

6.3 Non-Competition.

(a) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of him or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(b) During the Consultation Period and for a period of one (1) year following the date of termination or expiration thereof, Consultant will not directly or indirectly:

i.	As an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in developing, producing, performing, marketing or selling oligonucleotide-based products, processes or services for or on behalf of any entity whose principal business is creating or developing oligonucleotide-based products or therapeutics that compete or could compete with those of the Company; or

ii.	Recruit, solicit or induce, or attempt to induce, any employee, agent, consultant or contractor of the Company to terminate his, her or its employment with, or otherwise cease his, her or its relationship with, the Company; or

iii.	Solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company that are contacted, solicited or served by Consultant while employed by or engaged as a consultant to the Company.

6.4 United States Government Obligations. The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

6.5 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 may cause immediate, substantial, and irreparable harm to Company, for which monetary damages may not be a sufficient remedy. In the event of a breach of this Agreement, in addition to any other remedy it may have, the Company shall be entitled to seek specific performance of this Agreement by the Consultant and to seek injunctive relief in any court of competent jurisdiction.

7. Independent Contractor Status. The Consultant shall perform all Services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other Party at the address shown above, or at such other address or addresses as either Party shall designate to the other in accordance with this Section 8.

9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

13. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both Parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

14. Miscellaneous.

14.1 No delay or omission by the Company or Consultant in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Consultant on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

14.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

****************

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

IDERA PHARMACEUTICALS, INC.		CONSULTANT

By:	/s/ Louis Arcudi	By:	/s/ Robert D. Arbeit
Louis Arcudi, III		Robert D. Arbeit M.D.
Chief Financial Officer
Date: January 30, 2015		Date: January 30, 2015

Exhibit A

Sample Invoice/Report

Name

Date:

Attn: Accounts Payable

Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, MA 02139

Fax: 617-679-5560

Dear                     ,

In accordance with my Consulting Services Agreement with Idera, dated 1 December 2012, the following summarizes services performed for the invoice period of                      to                     :

Date(s):	Description of Activity:	Time:
hr(s).
hr(s).

In accordance with the Consulting Services Agreement, please remit the payment of          within 30 days.

Regards,

Names

Idera Approval

Idera Manager:	Date:
Total Amount Approved: $